Exhibit 10.1

                      EMPLOYMENT AGREEMENT



     EMPLOYMENT AGREEMENT, dated September 12, 1995, between THE

SHERWOOD GROUP, INC., a Delaware corporation (the "Company"), having its principal office at One Exchange Plaza, New York, New York, and Arthur Kontos

(the "Executive"), residing at 715 Park Avenue, Apt. 18-B, New York,

New York 10021.

     The Company desires to obtain the services of the Executive,

and the Executive desires to be employed by the Company, as Vice

Chairman of the Board, President and Chief Executive Officer of

the Company and certain of its subsidiaries.

     In consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

     1.  Term of Employment.

          1.1. The Executive's "term of employment," as this

phrase is used throughout this Agreement, shall be for a period beginning as of June 1, 1995 and ending on May 31, 1996.

          1.2. The Executive shall have the option to extend the

term of employment under this Agreement for one additional year from June 1, 1996 until May 31, 1997.  The following conditions shall apply to the Executive's right to extend the term of

employment pursuant to this Paragraph 1.2:

               (i) the option to extend the terms of employment

may be exercised at any time prior to January 1, 1996 by

delivering to the Company a written notice which refers to this

Agreement and states that the Executive, by his delivery of such notice, is exercising his right to extend the term of employment under this Agreement.  The delivery of such notice shall

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constitute an irrevocable exercise of this extension, which exercise cannot be revoked without the prior written consent of the Board of Directors of the Company.

               (ii) In no event shall the Company be required to

extend the term of employment pursuant to this Paragraph 1.2 unless as of May 31, 1996, this Agreement shall be in full force and effect and the Company shall not have the right to terminate this Agreement in accordance with its terms.

               (iii) In no event shall the Company be required to

extend the term of employment under this Agreement if as of May

31, 1996, the Executive shall have exercised any right he may have to terminate this Agreement or the Executive shall have received or be entitled to receive any payments as a result of a

Change in Control.

     2.  Employment.  The Company shall employ the Executive as

Vice Chairman of the Board, President and Chief Executive Officer

of the Company and certain of its subsidiaries as determined by the Board of Directors of the Company.  The Executive accepts such employment and agrees that through his term of employment he will devote substantially all his business time, attention,

knowledge, and skills to the business of the Company and its subsidiaries.  The services of the Executive shall in all

respects be subject to the reasonable direction of the Board of

Directors of the Company.

     3.  Base Salary During Full-Time Employment.  From and after the date hereof, the Company shall pay or cause to be paid to the

Executive during the term of employment a base salary at a rate equal to $300,000 per year.  Such salary shall be paid in

accordance with the Company's regular payroll practices

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     4.  Bonus

          4.1.  The Executive shall receive as additional

compensation a bonus (the "Bonus") based on the Company's

"Income" (as hereinafter defined) with respect to each May 31 fiscal year of the Company during the term of employment.  The

Bonus shall be calculated as follows:  ten percent of the

Company's first $5 million of Income during the fiscal year; 15 percent of the Company's next $8 million of Income during the fiscal year; and 18 percent of the Company's Income over $13 million during the fiscal year.  In the event that the

Executive's employment were to terminate prior to the end of a fiscal year, the Bonus to the Executive for such partial fiscal year shall be calculated on a pro rata basis as to the portion of the fiscal year in which the Executive was employed hereunder;

such pro rata portion to be calculated on the basis of the

Company's Income during the portion of the fiscal year prior to such termination with the dollar amounts of the Company's Income to be adjusted on a pro rata basis.  The Company's obligation as to any unpaid Bonus shall survive termination of this Agreement.

          4.2.  As used in this Agreement, "Income" shall refer

to the Company's consolidated pre-tax net income during any

fiscal year in which this Agreement is in effect without any deductions for amounts payable as Bonus hereunder or related accruals.

          4.3.  On or prior to the 75th day after the end of a

fiscal year (or such other date a determination of Bonus is to be made in the event of termination of this Agreement prior to the end of a fiscal year), the Company's independent public

accountants shall deliver their written determination of the amount of Income for such fiscal year to the Company.  The public accountants' determination of the foregoing shall be made in accordance with generally accepted accounting principles

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consistently applied which, in the case of any subsidiary of the

Company engaged in the business as a broker-dealer shall be such generally accepted accounting principles in common use in the securities brokerage industry. The determination of the public accountants shall be conclusive and shall be certified by the

Employment Agreement Committee of the Company's Board of

Directors.

          4.4.  The Company shall each month of a fiscal year pay

to the Executive as an advance against the Bonus for such fiscal year an amount equal to one half of the aggregate Bonus accrued for such fiscal year through the last day of the month

immediately preceding the month in which such payment is to be made less all amounts previously paid as a Bonus advance to the

Executive for such fiscal year pursuant to this Paragraph 4.4;

provided that the Company shall not be obligated to pay a Bonus advance during any month if the Company' s Income through the end of the preceding month of the fiscal year has averaged less than

$250,000 per month.  In determining the aggregate Bonus accrual,

the dollar amounts of the Company's Income shall be calculated on a pro rata basis.

     5.  Expenses.  The Company shall also reimburse the

Executive for all expenses incurred by the Executive in

connection with the performance of his duties and the discharge of his responsibilities hereunder, including all legal fees and other costs incurred by the Executive in enforcing (whether by adjudication or settlement) his rights hereunder in the event of a breach of this Agreement by the Company.

     6.  Termination.

          6.1.  Voluntary.  Executive may terminate this

Agreement for any reason upon 30 days prior written notice to the

Company; provided, however, that such 30-day notice shall not be

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required for a voluntary termination by the Executive in

connection with, or within one year after, a Change in Control of the Company, as defined in Paragraph 6.4 hereof.

          6.2.  Termination For Cause.  The Company may terminate

this Agreement, and all of its obligations hereunder (other than payment obligations that have accrued prior to such termination),

for cause if and only if during the term of employment (i) the

Executive has engaged in fraudulent or illegal conduct to the material detriment of the Company or (ii) the Executive has

engaged in practices to the material detriment of the Company,

which constitute a substantial disregard for his responsibilities as an employee of the Company.  The Company shall have the burden to establish by clear and preponderance of evidence that cause exists.  In the event the Company terminates this Agreement

without cause as described above, the Executive shall be entitled to receive as liquidated damages an amount equal to the amount of liquidated damages he would have been entitled to receive for a termination of employment in connection with a Change in Control as provided in Paragraph 6.4 hereof.

          6.3.  Termination by Death or Disability.  If the

Executive dies during the term of employment or if, during the term of employment, the Executive becomes disabled so that he is unable substantially to perform his services hereunder (i) for a period of six consecutive months, or (ii) for an aggregate of nine months within any period of 18 consecutive months, this

Agreement and the Company's obligations hereunder shall

terminate.  Prior to such termination, the Executive shall

continue to receive the compensation provided for in Paragraphs 3 and 4.

               6.4. Termination by Reason of Change of Control.

In the event that a Change in Control of the Company occurs

during the term of this Agreement, and in connection with such

Change in Control or within one year thereafter, the Executive's

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employment with the Company is terminated either voluntarily or involuntarily, the Executive shall be entitled to receive as liquidated damages an amount equal to three times his average compensation (including base salary, Bonus, and any other

compensation) from the Company and its subsidiaries, as reported for federal income tax purposes by the Executive, for the five calendar year period preceding such termination (or such shorter period of time in the event such employment with the Company and its subsidiaries has been less than five years), less $1.00.  A

Change in Control shall be deemed to have occurred in the event that any person (other than the Executive or persons under his control) or group acting in concert acquires beneficial ownership of more than 50 percent of the outstanding voting stock of the

Company or options or convertible or exchangeable securities or other rights to acquire more than 50 percent of such voting

stock, if the control so acquired is exercised in any manner

(including, but not limited to, any change in the composition of the Company' s Board of Directors or any attempt to influence or

change the policies of such Board).   Notwithstanding the

foregoing, the liquidated damages to be paid to the Executive shall be reduced to the extent necessary so as not to constitute a parachute payment under Section 280G(b)(2) of the Internal

Revenue Code, as then in effect.

     7.  Additional Benefits.  During the term of employment, the

Executive, in addition to the compensation provided in Paragraphs

3 and 4 hereof, will be entitled to participate in any insurance

(other than key man insurance), health plans, pension, profit-

sharing, stock purchase, or other benefit plans of the Company now existing or hereafter adopted for the benefit of its

employees generally or of the executives of the Company;

provided, that where the participation and the extent of

participation by an employee or executive of the Company in any such plans are dependent upon the discretion of the Company, then the participation, if any, and the extent of such participation

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of the Executive shall be subject in all respects to the

reasonable determination of the Board of Directors of the

Company.  Furthermore, the Executive shall be entitled to such additional benefits as may be granted to him from time to time by the Board of Directors of the Company.  The Executive shall also be entitled to reasonable vacations.

     8.  Restrictions.

          8.1.  The following provisions shall be applicable

during the term of this Agreement, irrespective of whether

Executive is an employee of the Company, except as provided in

Paragraph 8.1.4. hereof:

              8.1.1.  Non-Competition.  Executive will not, in

any geographic area within a 30-mile radius of any     sales

office operated by the Company at the time of termination or within 24 months prior thereto, directly or indirectly, in any capacity whatever, compete with the activities of the Company's sales offices or otherwise engage in the retail brokerage

industry as owner, financier, five percent stockholder, partner,

sole proprietor, joint venturer, or otherwise manage, operate,

control, assist, participate in, be connected with, or render any consultation or business advice with respect to, any businesses engaged in the wholesale market-making of securities or any

businesses that compete with activities conducted by the sales offices of the Company, except with the approval of the Company's

Board of Directors.  The parties agree that the foregoing

territorial and time limitations are reasonable, and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees and submits to the reduction of either said territorial or time limitation, or both, to such an area or a period of time as said court shall deem reasonable.

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          8.1.2.  Cconfidentiality.  Except as may be required by

applicable law or pursuant to a subpoena issued pursuant to a governmental investigation or other legal process, Executive shall not divulge to any person who is not an officer, director,

shareholder, employee, or agent of the Company or any subsidiary any information of a privileged or confidential nature not

otherwise disclosed which shall have come to his attention by virtue of his employment by or association with the Company or any subsidiary.

          8.1.3.  No Solicitation.  Except with the prior consent

of the Company, Executive will not, either for his own account or any other person directly or in conjunction with or through any person, hire, solicit, or entice away from the Company or any subsidiary any officer, manager, employee, consultant, or

registered account executive who is employed or rendering

services to the Company or any subsidiary or had been employed or rendered services within six months prior to such solicitation,

whether or not such person would thereby commit a breach of his contract of employment of services with the Company or any

subsidiary.

          8.1.4.  Inapplicability Restrictions. Paragraphs 8.1.1

and 8.1.3 hereof shall not apply in the event that the employment of the Executive is terminated without cause as set forth in

Section 6.2 hereof or is terminated voluntarily or involuntarily in connection with or within one year after a Change in Control of the Company, as defined in Section 6.4 hereof.

          8.1.5.  Injunctive Relief.  The parties do hereby

acknowledge that money damages alone would not adequately

compensate the Company in the event of a breach by the Executive of the foregoing provisions and, therefore, Executive does hereby covenant and agree that, in addition to all other remedies

available to the Company at law or in equity, the Company shall

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be entitled to injunctive relief for the enforcement thereof without the necessity of proving actual damages.

          8.1.6.  NASD Arbitration.  The parties agree to submit

any dispute concerning the terms of this Agreement, or the

performance of their obligations hereunder, to binding

arbitration by the National Association of Securities Dealers,

Inc.  The cost of such arbitration shall be paid equally by the

Company and the Executive unless otherwise allocated in the

arbitration.

     9.  Notices.  All notices, requests, consents, demands, and other communications, required or permitted to be given

hereunder, shall be in writing and shall be deemed to have been duly given on the date of personal delivery thereof, or, if sent by prepaid, registered, overnight courier service, or certified mail, on the date of deposit in the United States mail or

delivery to the courier service addressed to the parties hereto at the addresses set forth at the beginning of this Agreement (or to such other or additional address or to the attention of

additional parties which any party shall designate by notice in writing to the other in accordance herewith).

     10. General

          10.1.  Governing Law.  This Agreement shall be governed

by and construed and enforced in accordance with the laws of the

State of New York applicable to agreements made and to be

performed entirely in New York.

          10.2.  Captions.  The paragraph headings contained

herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3.  Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the

subject matter hereof, and supersedes all prior agreements,

arrangements, and understandings, written or oral, between the parties.

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          10.4.  No Other Representations.  No representation,

promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth.

          10.5.  Amendments/Waivers.  This Agreement may be

amended, modified, superseded, cancelled, renewed, or extended and the terms of covenants hereof may be waived, only by a

written instrument executed by both of the parties hereto or in the case of a waiver, by the party waiving compliance.  The

failure of either party at any time or times to require

performance of any provision hereto shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term of covenant contained in this

Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of a breach of any other term or covenant contained in this Agreement.

          10.6.     Effective Date; Condition to Effectiveness.

This Agreement shall not be effective and binding on the Company or the Executive unless it shall be approved by the shareholders of the Company.  The Company agrees to submit this Agreement to the shareholders of the Company promptly after execution thereof.

If the shareholders do not approve this Agreement it shall be null and void.  If this Agreement is approved by shareholders this Agreement shall be deemed to be in effect on June 1, 1995 for all purposes.  By execution of this Agreement, the Executive and the Company hereby terminate as of the date of the meeting of shareholders to consider this Agreement, the First Employment

Agreement as such term is defined in that certain Letter

Agreement between the Company and the Executive dated September

15, 1993 and such Letter Agreement.  In no event shall the

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Executive be entitled to payments with respect to the period June

1, 1995 until the date of said meeting of shareholder's under both this Agreement and the First Employment Agreement.

          IN WITNESS WHEREOF, THE SHERWOOD GROUP, INC. and the

Executive have duly executed this Agreement as of the date first above written.

EXECUTIVE                               THE SHERWOOD GROUP, INC.



By:                                     By:
     Arthur Kontos                                Chairman